Exhibit 99.1

	Company Contact:	Edwin Lewis
Mossimo, Inc.
310-460-0042

FOR IMMEDIATE RELEASE

	Investor Relations:	Chad A. Jacobs
Integrated Corporate Relations, Inc.
(203) 222-9013

Mossimo Announces the Resignation of Mali Shrinivas as Chief Financial Officer

Santa Monica, California, August 26, 2004—Mossimo, Inc. (NASDAQ: MOSS) announced today that Mali Shrinivas has resigned from his position as Chief Financial Officer in order to pursue other interests. The Company is currently searching for a successor to Mr. Shrinivas.

Founded in 1987, Mossimo, Inc. is a designer of men’s, women’s, boy’s and girl’s apparel and footwear, home textiles, cosmetics, eyewear and other fashion accessories such as jewelry, watches, handbags, belts and hair care products.

The matters discussed in this news release with respect to operations and future results, and the benefits thereof, are forward looking statements that involve risks and uncertainties, including the demand for the Company’s products in Target stores which have not traditionally sold the Company’s products, changes in consumer demands and preferences, shifting trends in the overall retail and apparel market, competition from other lines and uncertainties generally associated with product introductions and apparel retailing.  Forward looking statements are not guarantees and involve known and unknown risks and uncertainties, any of which could cause actual results to vary materially from anticipated results. More information on risk factors, which could affect the Company’s financial results, is included in the Company’s  Forms 10-K and 10Q , filed with the S.E.C.